Exhibit 4.6
EXECUTION COPY
$150,000,000
SYMETRA FINANCIAL CORPORATION
Capital Efficient Notes due 2067
PURCHASE AGREEMENT
October 4, 2007
J.P. Morgan Securities Inc
Lehman Brothers Inc.
As Representatives of the severa
Initial Purchasers named in Schedule I attached hereto,
c/o J.P. Morgan Securities Inc.
270 Park Avenue
New York, New York 10017
Ladies and Gentlemen:
     Symetra Financial Corporation, a Delaware corporation (the “Company”), proposes, upon the terms and considerations set forth in this agreement (this “Agreement”), to issue and sell to the several initial purchasers listed on Schedule I hereto (the “Initial Purchasers”), for who you are acting as representatives (the “Representatives”) $150,000,000 aggregate principal amount of its Capital Efficient Notes due 2067 (the “Notes”). The Notes will (i) have terms and provisions that are summarized in the Offering Memorandum (as defined below) and (ii) are to be issued pursuant to an Indenture (the “Indenture”) to be entered into between the Company and U.S. Bank National Association, as trustee (the “Trustee”). This is to confirm the agreement concerning the purchase of the Notes from the Company by the Initial Purchasers.
     1. Purchase and Resale of the Notes. The Notes will be offered and sold to the Initial Purchasers without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on an exemption therefrom. The Company has prepared a preliminary offering memorandum, dated October 5, 2007 (the “Preliminary Offering Memorandum”), a pricing term sheet substantially in the form attached hereto as Schedule III (the “Pricing Term Sheet”) setting forth the terms of the Notes omitted from the Preliminary Offering Memorandum and an offering memorandum, dated October 10, 2007 (the “Offering Memorandum”), setting forth information regarding the Company and the Notes. The Preliminary Offering Memorandum, as supplemented and amended as of the Applicable Time (as defined below), together with the Pricing Term Sheet and the documents listed on Schedule II hereto are collectively referred to as the “Pricing Disclosure Package.” The Company hereby confirms that it has authorized the use of the Pricing Disclosure Package and the Offering Memorandum in connection with the offering and resale of the Notes by the Initial Purchasers. “Applicable Time” means 4:30 p.m. (New York City time) on the date of this Agreement.

     It is understood and acknowledged that upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all securities issued in exchange therefor, in substitution thereof) shall bear the legend set forth under the caption “Transfer Restrictions” in the Preliminary Offering Memorandum and the Offering Memorandum.
     You have advised the Company that you will make offers (the “Exempt Resales”) of the Notes purchased by you hereunder on the terms set forth in each of the Pricing Disclosure Package and the Offering Memorandum, as amended or supplemented, solely to (i) persons whom you reasonably believe to be “qualified institutional buyers” as defined in Rule 144A under the Securities Act (“QIBs”) and (ii) outside the United States to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. Those persons specified in clauses (i) and (ii) are referred to herein as the (“Eligible Purchasers”). You will offer the Notes to Eligible Purchasers initially at a price equal to 99.864% of the principal amount thereof. Such price may be changed at any time after the initial offering of the Notes without notice.
     2. Representations, Warranties and Agreements of the Company. The Company represents, warrants and agrees as follows:
          (a) When the Notes are issued and delivered pursuant to this Agreement, such Notes will not be of the same class (within the meaning of Rule 144A under the Securities Act) as securities of the Company that are listed on a United States national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or that are quoted in a United States automated inter-dealer quotation system.
          (b) Neither the Company nor any subsidiary is, and after giving effect to the offer and sale of the Notes and the application of the proceeds therefrom as described in each of the Pricing Disclosure Package and the Offering Memorandum will be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder.
          (c) Assuming that your representations and warranties in Section 3(b) are true, the purchase and resale of the Notes pursuant hereto (including pursuant to the Exempt Resales) is exempt from the registration requirements of the Securities Act and there is no need to qualify an indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
          (d) None of the Company or any of its affiliates or any other person acting on its or their behalf (other than you, your affiliates, or any person acting on your or their behalf, as to which no representation is made) has (i) solicited offers for, or offered or sold, the Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D (including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (ii) engaged in any directed selling efforts within the meaning of Rule 902 under the Securities Act, and the Company, any affiliate of the Company and any person acting on its or their behalf (other than you, your affiliates, or any person acting on your or their behalf, as to whom the Company makes no representation) has complied with and will implement the “offering restrictions” required by Rule 902.
          (e) Each of the Pricing Disclosure Package and the Offering Memorandum, as of its date, contains all the information specified in, and meeting the requirements of Rule 144A(d)(4) under the Securities Act.
          (f) The Pricing Disclosure Package and the Offering Memorandum have been prepared by the Company for use by the Initial Purchasers in connection with the Exempt Resales. No order or decree preventing the use of the Pricing Disclosure Package or the Offering Memorandum, or any order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Securities Act has been issued and no proceeding for that purpose has commenced or is pending or, to the knowledge of the Company is contemplated.
          (g) The Pricing Disclosure Package did not, as of the Applicable Time, and will not, as of the Closing Date, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Pricing Disclosure Package in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Initial Purchaser specifically for inclusion therein, which information is specified in Section 8(e).
          (h) The Offering Memorandum will not, as of its date and as of the Closing Date, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Offering Memorandum in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Initial Purchaser specifically for inclusion therein, which information is specified in Section 8(e).
          (i) The Company (including its agents and representatives, other than the Initial Purchasers in their capacity as such) has not made, used, prepared, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any written communication that constitutes an offer to sell or solicitation of an offer to buy the Notes except for (i) the Preliminary Offering Memorandum and the Offering Memorandum, (ii) the documents listed on Schedule II hereto; (iii) the Pricing Term Sheet and (iv) any other written communications used in accordance with Section 5(e).
          (j) The statistical data, market-related, industry-related and customer-related data and estimates included under the captions “Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in each of the Preliminary Offering Memorandum and the Offering Memorandum and the consolidated financial statements of the Company and its subsidiaries included in the Pricing Disclosure

Package and the Offering Memorandum are based on or derived from sources that the Company believes to be reliable and accurate in all material respects.
          (k) The Company and each of its subsidiaries (i) has been duly organized and is validly existing and in good standing (with respect to those jurisdictions that recognize such concept) as a corporation or other business entity under the laws of its jurisdiction of organization and (ii) is duly qualified to do business and in good standing as a foreign corporation or other business entity in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect; and have all corporate power and authority necessary to own or hold its properties and to conduct the businesses in which they are engaged; and none of the subsidiaries of the Company (other than Symetra Life Insurance Company) is a “significant subsidiary” (as defined in Rule 405 under the Securities Act) (a “Significant Subsidiary”).
          (l) The Company has an authorized capitalization as set forth in each of the Pricing Disclosure Package and the Offering Memorandum, and all of the issued shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; and all of the issued shares of capital stock of each subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, provided that with respect to Health Network Strategies, LLC, the Company owns 60% of the capital stock.
          (m) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture. The Indenture has been duly and validly authorized by the Company, and upon its execution and delivery and, assuming due authorization, execution and delivery by the Trustee, will constitute the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The Indenture will conform to the description thereof in each of the Pricing Disclosure Package and the Offering Memorandum.
          (n) The Company has all requisite corporate power and authority to execute, issue, sell and perform its obligations under the Notes. The Notes have been duly authorized by the Company and, when duly executed by the Company in accordance with the terms of the Indenture, assuming due authentication of the Notes by the Trustee, upon delivery to the Initial Purchasers against payment therefor in accordance with the terms hereof, will be validly issued and delivered, and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The Notes will conform to the description thereof in each of the Pricing Disclosure Package and the Offering Memorandum.

          (o) The Company has all requisite corporate power to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Company.
          (p) The issue and sale of the Notes and the execution, delivery and performance by the Company of the Notes, the Indenture and this Agreement, the application of the proceeds from the sale of the Notes as described in each of the Pricing Disclosure Package and the Offering Memorandum and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, impose any lien, charge or encumbrance upon any property or assets of the Company or its subsidiaries, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws of the Company or any of its subsidiaries or (iii) result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets.
          (q) No consent, approval, authorization or order of, or filing, registration or qualification with any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries is required for the issue and sale of the Notes, the execution, delivery and performance by the Company of the Notes, the Indenture and this Agreement, the application of the proceeds from the sale of the Notes as described in each of the Pricing Disclosure Package and the Offering Memorandum and the consummation of the transactions contemplated hereby and thereby, except for consents, approvals, authorizations, orders, filings, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Notes by the Initial Purchasers.
          (r) Except for the shareholders agreements disclosed in each of the Pricing Disclosure Package and the Offering Memorandum, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities being registered pursuant to any registration statement filed by the Company under the Securities Act.
          (s) Neither the Company nor any other person acting on behalf of the Company has sold or issued any securities that would be integrated with the offering of the Notes contemplated by this Agreement pursuant to the Securities Act, the rules and regulations thereunder or the interpretations thereof by the Commission. The Company will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Securities Act), of any Notes or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Notes has been completed (as notified to the Company by the Initial Purchasers), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Notes in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Securities Act, including any sales pursuant to Rule 144A under, or Regulation D or S of, the Securities Act.
          (t) Neither the Company nor any of its subsidiaries has sustained, since the date of the latest audited financial statements included in each of the Pricing Disclosure Package or the Offering Memorandum, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree and, since such date, there has not been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change in, or affecting, the condition (financial or otherwise), results of operations, stockholders’ equity, properties, management, business or prospects of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).
          (u) The historical financial statements (including the related notes and supporting schedules) included in each of the Pricing Disclosure Package and the Offering Memorandum present fairly the financial condition, results of operations and cash flows of the entities purported to be shown thereby, at the dates and for the periods indicated, and have been prepared in conformity with accounting principles generally accepted in the United States applied on a consistent basis throughout the periods involved.
          (v) Ernst & Young LLP, who have certified certain financial statements of the Company, whose report appears in each of the Pricing Disclosure Package and the Offering Memorandum and who have delivered the initial letter referred to in Section 7(e) hereof, are independent public accountants as required by the Securities Act and the rules and regulations thereunder during the periods covered by the financial statements on which they reported contained in each of the Pricing Disclosure Package and the Offering Memorandum.
          (w) The Company and each of its subsidiaries has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects, except such as are described in each of the Pricing Disclosure Package and the Offering Memorandum or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries; and all real property and buildings held under lease by the Company or any of its subsidiaries are held by them under valid, subsisting and enforceable leases, with such exceptions as do not materially interfere with the use made and proposed to be made of such property and buildings by the Company or any of its subsidiaries.
          (x) The Company and each of its subsidiaries carry, or are covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries (other than reinsurance of insurance policies issued).

          (y) The Company and each of its subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, know-how, software, systems and technology (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses and have no reason to believe that the conduct of their respective businesses will conflict with, and have not received any notice of any claim of conflict with, any such rights of others.
          (z) There are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property or assets of the Company or any of its subsidiaries is the subject that would, individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and to the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or others.
          (aa) There are no material legal or governmental proceedings or material contracts (as required by Regulation S-K) or other documents (as required by Regulation S-K) that have not been described in each of the Pricing Disclosure Package or the Offering Memorandum for which the failure to describe would be necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
          (bb) No relationship, direct or indirect exists between or among the Company on the one hand, and the directors, officers or stockholders of the Company on the other hand, in which the amount involved exceeds $120,000 per year and is required to be reported under Regulation S-K Item 404, that has not been described in each of the Pricing Disclosure Package and the Offering Memorandum.
          (cc) No labor disturbance by the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company or any of its subsidiaries, is imminent that would reasonably be expected to have a Material Adverse Effect.
          (dd) The Company and each of its subsidiaries has filed all federal, state, local and foreign income and franchise tax returns required to be filed through the date hereof, subject to permitted extensions, and has paid all taxes due thereon, and no tax deficiency has been determined adversely to the Company or any of its subsidiaries that has had (nor does the Company have any knowledge of any tax deficiencies that, if determined adversely to the Company or any of its subsidiaries would have) a Material Adverse Effect.
          (ee) There are no transfer taxes or other similar fees or charges under Federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Company or sale by the Company of the Notes.
          (ff) Since the date as of which information is given in each of the Pricing Disclosure Package and the Offering Memorandum through the date hereof, and except as may otherwise be disclosed in the Offering Memorandum, the Company has not (i) issued or granted any securities, (ii) incurred any liability or obligation, direct or contingent, other than liabilities and obligations that were incurred in the ordinary course of business, (iii) entered into any material transaction not in the ordinary course of business or (iv) declared or paid any dividend on its capital stock.
          (gg) The Company and each of its subsidiaries (i) makes and keeps accurate books and records and (ii) maintains and has maintained a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements in conformity with accounting principles generally accepted in the United States and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management’s general or specific authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (hh) Neither the Company nor any of its subsidiaries (i) is in violation of its charter or by-laws (or similar organizational documents), (ii) is in default in any respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant, condition or other obligation contained in any indenture, mortgage, deed of trust, loan agreement, license or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) is in violation in any respect of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or its property or assets or has failed to obtain or maintain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, except in the case of clauses (ii) and (iii), to the extent that any such conflict, breach, violation or default would not, in the aggregate reasonably be expected to have a Material Adverse Effect.
          (ii) Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
          (jj) None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Notes), will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.
          (kk) The statements set forth in each of the Preliminary Offering Memorandum and the Offering Memorandum under the caption “Description of the CENts,” insofar as they purport to constitute a summary of the terms of the Notes, under the caption “Replacement Capital Covenant,” insofar as they purport to constitute a summary of the terms of the

Replacement Capital Covenant to be entered into by the Company on the Closing Date (the “Replacement Capital Covenant”) and under the captions “Certain Material U.S. Federal Income Tax Consequences,” “Certain ERISA Considerations,” “Regulation,” “Certain Relationships and Related Transactions” and “Plan of Distribution”, insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate in all material respects.
          (ll) The Company and its affiliates has not taken, directly or indirectly, any action designed to or that has constituted or that reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company in connection with the offering of the Notes.
          (mm) The minute books and records of the Company and its subsidiaries relating to proceedings of their respective shareholders, boards of directors, and committees of their respective boards of directors made available to Simpson Thacher & Bartlett LLP, counsel for the Initial Purchasers, are their original minute books and records or are true, correct and complete copies thereof, with respect to all proceedings of said shareholders, boards of directors and committees since March 1, 2006 through the date hereof. In the event that definitive minutes have not been prepared with respect to any proceedings of such shareholders, boards of directors or committees, the Company has provided Simpson Thacher & Bartlett LLP with originals or true, correct and complete copies of draft minutes or written agendas relating thereto, which drafts and agendas, if any, reflect all events that occurred in connection with such proceedings.
          (nn) Since the date of the most recent balance sheet of the Company and its consolidated subsidiaries reviewed or audited by Ernst & Young LLP and the audit committee of the board of directors of the Company, (i) the Company has not been advised of (A) any significant deficiencies in the design or operation of internal controls that could adversely affect the ability of the Company and each of its subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company and each of its subsidiaries, and (ii) since that date, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.
          (oo) Except as may be disclosed in each of the Pricing Disclosure Package and the Offering Memorandum, no subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company.
          (pp) Neither the Company nor any subsidiary is in violation of or has received notice of any violation with respect to any federal or state law relating to discrimination in the hiring, promotion or pay of employees, nor any applicable federal or state wage and hour laws, nor any state law precluding the denial of credit due to the neighborhood in which a property is situated, the violation of any of which would reasonably be expected to have a Material Adverse Affect.

          (qq) Except as may be disclosed in each of the Pricing Disclosure Package and the Offering Memorandum, (i) the Company and its subsidiaries possess all material permits, licenses, orders, exemptions, registrations approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, have a Material Adverse Effect and except for such Governmental Licenses that have been deemed unnecessary by the appropriate regulatory agency or body; (ii) the Company and its subsidiaries are in compliance with the terms and conditions of all the Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect; (iii) all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and (iv) neither the Company nor any of its subsidiaries has received any written notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.
          (rr) Each subsidiary of the Company that is engaged in the business of insurance or reinsurance (each an “Insurance Subsidiary”, collectively the “Insurance Subsidiaries”) is licensed or authorized to conduct an insurance or reinsurance business, as the case may be, under the insurance statutes of each jurisdiction in which the conduct of its business requires such licensing or authorization, except for such jurisdictions in which the failure of the Insurance Subsidiary to be so licensed or authorized would not, singly or in the aggregate, have a Material Adverse Effect. The Insurance Subsidiaries have made all required filings under applicable insurance statutes in each jurisdiction where such filings are required, except for such filings the failure of which to make would not, singly or in the aggregate, have a Material Adverse Effect. Each of the Insurance Subsidiaries has all other necessary Governmental Licenses, of and from all insurance regulatory authorities necessary to conduct their respective existing businesses as described in each of the Pricing Disclosure Package and the Offering Memorandum, except where the failure to have such Authorizations would not, singly or in the aggregate, have a Material Adverse Effect and no Insurance Subsidiary has received any notification from any insurance regulatory authority to the effect that any additional authorizations are needed to be obtained by any Insurance Subsidiary in any case where it could reasonably be expected that the failure to obtain such additional authorizations or the limiting of the writing of such business would have a Material Adverse Effect, and no insurance regulatory authority having jurisdiction over any Insurance Subsidiary has issued any order or decree impairing, restricting or prohibiting (i) the payment of dividends by any Insurance Subsidiary to its parent, other than those restrictions applicable to insurance or reinsurance companies under such jurisdiction generally, or (ii) the continuation of the business of the Company or any of the Insurance Subsidiaries in all material respects as presently conducted, in each case except where such orders or decrees would not, singly or in the aggregate, have a Material Adverse Effect.
          (ss) Except as described in each of the Pricing Disclosure Package and the Offering Memorandum, (i) all ceded reinsurance and retrocessional treaties, contracts, agreements and arrangements (“Reinsurance Contracts”) to which the Company or any Insurance Subsidiary is a party and as to which any of them reported recoverables, premiums due or other amounts in its most recent statutory financial statements are in full force and effect, except where the failure of such Reinsurance Contracts to be in full force and effect would not, singly or in the aggregate, have a Material Adverse Effect, and (ii) neither the Company nor any Reinsurance Subsidiary has received any notice from any other party to any Reinsurance Contract that such other party intends not to perform such Reinsurance Contract in any material respect, and the Company has no knowledge that any of the other parties to such Reinsurance Contracts will be unable to perform its obligations thereunder in any material respect, except where (A) the Company or the Insurance Subsidiary has established reserves in its financial statements which it deems adequate for potential uncollectible reinsurance or (B) such nonperformance would not have a Material Adverse Effect.
          (tt) The Company has no knowledge of any threatened or pending downgrading of the Company’s or any of its subsidiaries’ claims-paying ability rating or financial strength rating by A.M. Best Company, Inc., Standard & Poor’s Rating Group, Moody’s Investor Service, Inc., Fitch Ratings, Ltd. or any other “nationally recognized statistical rating organizations,” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act, which currently has publicly released a rating of the claims-paying ability or financial strength of the Company or any subsidiary.
          Any certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Initial Purchasers in connection with the offering of the Notes shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Initial Purchaser.
     3. Purchase of the Notes by the Initial Purchasers, Agreements to Sell, Purchase and Resell. (a)  The Company hereby agrees, on the basis of the representations, warranties and agreements of the Initial Purchasers contained herein and subject to all the terms and conditions set forth herein, to issue and sell to the Initial Purchasers and, upon the basis of the representations, warranties and agreements of the Company herein contained and subject to all the terms and conditions set forth herein, each Initial Purchaser agrees, severally and not jointly, to purchase from the Company, at a purchase price of 98.364% of the principal amount thereof, the principal amount of Notes set forth opposite the name of such Initial Purchaser in Schedule I hereto. The Company shall not be obligated to deliver any of the securities to be delivered hereunder except upon payment for all of the securities to be purchased as provided herein.
          (b) Each of the Initial Purchasers, severally and not jointly, hereby represents and warrants to the Company that it will offer the Notes for sale upon the terms and conditions set forth in this Agreement and in the Pricing Disclosure Package. Each of the Initial Purchasers hereby represents and warrants to, and agrees with, the Company that such Initial Purchaser: (i) is a QIB with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Notes; (ii) is purchasing the Notes pursuant to a private sale exempt from registration under the Securities Act; (iii) in connection with the Exempt Resales, will solicit offers to buy the Notes only from, and will offer to sell the Notes only to, the Eligible Purchasers in accordance with this Agreement and on the terms contemplated by the Pricing Disclosure Package; and (iv) will not offer or sell the Notes, nor has it offered or sold the Notes by, or otherwise engaged in, any form of general solicitation or general advertising (within the meaning of Regulation D, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising) and will not engage in any directed selling efforts within the meaning of Rule 902 under the Securities Act, in connection with the offering of the Notes.
          (c) In connection with the offer and sale of the Notes in reliance on Regulation S, each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:
     (i) the Notes have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for account or benefit of, U.S. persons except pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act;
     (ii) such Initial Purchaser has offered and sold the Notes, and will offer and sell the Notes, (A) as part of its distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering of the Notes and the Closing Date, only in accordance with Regulation S or Rule 144A or any other available exemption from registration under the Securities Act;
     (iii) none of such Initial Purchaser or any of its affiliates or any other person acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Securities, and all such persons have complied and will comply with the offering restriction requirements of Regulation S;
     (iv) at or prior to the confirmation of sale of any Notes sold in reliance on Regulation S, it will have sent to each distributor, dealer or other person receiving a selling concession, fee or other remuneration that purchases Notes from it during the restricted period a confirmation or notice to substantially the following effect:
“The Notes covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering of the Notes and the date of original issuance of the Notes, except in accordance with Regulation S or Rule 144A or any other available exemption from registration under the Securities Act. Terms used above have the meanings given to them by Regulation S.”

     (v) it has not and will not enter into any contractual arrangement with any distributor with respect to the distribution of the Notes, except with its affiliates or with the prior written consent of the Company.
          Terms used in this Section 3(c) have the meanings given to them by Regulation S.
          (d) The Initial Purchasers have advised the Company that they will offer the Notes to Eligible Purchasers at a price initially equal to 99.864% of the principal amount thereof, plus accrued interest, if any, from the date of issuance of the Notes. Such price may be changed by the Initial Purchasers at any time after the initial sale of the Notes without notice.
          Each of the Initial Purchasers understands that the Company and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Sections 7(c) and 7(d) hereof, counsel to the Company and counsel to the Initial Purchasers, will rely upon the accuracy and truth of the foregoing representations, warranties and agreements and the Initial Purchasers hereby consents to such reliance.
     4. Delivery of the Notes and Payment Therefor. Delivery to the Initial Purchasers of and payment for the Notes shall be made at the office of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, at 9:00 A.M., New York City time, on October 10, 2007 (the “Closing Date”). The place of closing for the Notes and the Closing Date may be varied by agreement between the Representatives and the Company.
          The Notes will be delivered to the Initial Purchasers, or the Trustee as custodian for The Depository Trust Company (“DTC”), against payment by or on behalf of the Initial Purchasers of the purchase price therefor by wire transfer in immediately available funds, by causing DTC to credit the Notes to the account of the Initial Purchasers at DTC. The Notes will be evidenced by one or more global securities in definitive form (the “Global Notes”) or by additional definitive securities, and will be registered, in the case of the Global Notes, in the name of Cede & Co. as nominee of DTC, and in the other cases, in such names and in such denominations as the Initial Purchasers shall request prior to 9:30 A.M. New York City time, on the second business day preceding the Closing Date. The Notes to be delivered to the Initial Purchasers shall be made available to the Initial Purchasers in New York City for inspection and packaging not later than 9:30 A.M., New York City time, on the business day preceding the Closing Date.
     5. Agreements of the Company. The Company agrees with each of the Initial Purchasers as follows:
          (a) The Company will furnish to the Initial Purchasers, without charge, as of the date of the Offering Memorandum, such number of copies of the Offering Memorandum as may then be amended or supplemented as they may reasonably request.
          (b) The Company will not make any amendment or supplement to the Pricing Disclosure Package or to the Offering Memorandum of which the Initial Purchasers shall not previously have been advised or to which they shall reasonably object after being so advised.

          (c) The Company consents to the use of the Pricing Disclosure Package and the Offering Memorandum in accordance with the securities or Blue Sky laws of the jurisdictions in which the Notes are offered by the Initial Purchasers and by all dealers to whom Notes may be sold, in connection with the offering and sale of the Notes to Eligible Purchasers of the Notes in accordance with the terms of this Agreement.
          (d) If, at any time prior to completion of the distribution of the Notes by the Initial Purchasers to Eligible Purchasers, any event occurs or information becomes known that, in the judgment of the Company or in the opinion of counsel for the Initial Purchasers, should be set forth in the Pricing Disclosure Package or the Offering Memorandum so that the Pricing Disclosure Package or the Offering Memorandum as then amended or supplemented does not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Pricing Disclosure Package or the Offering Memorandum in order to comply with any law, the Company will forthwith prepare an appropriate supplement or amendment thereto, and will expeditiously furnish to the Initial Purchasers and dealers a reasonable number of copies thereof.
          (e) Before using, authorizing, approving or referring to any “written communication” (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Notes (an “Issuer Written Communication”) (other than the Preliminary Offering Memorandum, the Offering Memorandum, the Pricing Term Sheet and the written communications that are listed on Schedule II hereto), to furnish to the Initial Purchasers and counsel for the Initial Purchasers a copy of such written communication for review and will not use, authorize, approve or refer to any such written communication to which the Initial Purchasers reasonably object.
          (f) Promptly from time to time to take such action as the Initial Purchasers may reasonably request to qualify the Notes for offering and sale under the securities or Blue Sky laws of such jurisdictions as the Initial Purchasers may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Notes; provided, that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Notes, in any jurisdiction where it is not now so subject.
          (g) For a period of 90 days from the date of the Offering Memorandum, the Company agrees not to, directly or indirectly, sell, offer to sell, contract to sell, grant any option to purchase, issue any instrument convertible into or exchangeable for, or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition in the future of), any debt securities of the Company or any of its subsidiaries, except with the prior consent of the Representatives.
          (h) The Company will furnish to the holders of the Notes as soon as practicable after the end of each fiscal year an annual report (including a balance sheet and statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries certified by independent public accountants) and, as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the fiscal quarter ending after the date of the Offering Memorandum), will make available to its securityholders consolidated summary financial information of the Company and its subsidiaries for such quarter in reasonable detail.
          (i) So long as any of the Notes are outstanding, the Company will furnish to the Representatives upon request as soon as reasonably available, a copy of each report of the Company mailed to stockholders generally or filed with any stock exchange or regulatory body.
          (j) The Company will apply the net proceeds from the sale of the Notes to be sold by it hereunder substantially in accordance with the description set forth in each of the Pricing Disclosure Package and the Offering Memorandum.
          (k) The Company and its subsidiaries will not take, directly or indirectly, any action designed to or that has constituted or that reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company in connection with the offering of the Notes.
          (l) The Company will not, and will not permit any of its “affiliates” (as defined in Rule 144 under the Securities Act), to, resell any of the Notes that constitute “restricted securities” under Rule 144 that have been reacquired by any of them.
          (m) The Company agrees not to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Notes in a manner that would require the registration under the Securities Act of the sale to the Initial Purchasers or the Eligible Purchasers of the Notes.
          (n) The Company agrees to comply with all agreements set forth in the representation letter of the Company to DTC relating to the approval of the Notes by DTC for “book entry” transfer.
          (o) The Company will take such steps as shall be necessary to ensure that neither the Company nor any of the Company’s subsidiaries becomes an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended.
          (p) The Company will not take any action or omit to take any action (such as issuing any press release relating to the Notes without an appropriate legend) which may result in the loss by any of the Initial Purchasers of the ability to rely on any stabilization safe harbor provided by the Financial Services Authority under the Financial Services and Markets Act 2000.
          (q) The Company will do and perform all things required or necessary to be done and performed under this Agreement by it prior to the Closing Date, and to satisfy all conditions precedent to the Initial Purchasers’ obligations hereunder to purchase the Notes.
     6. Expenses. Whether or not the transactions contemplated by this Agreement are consummated or this Agreement becomes effective or is terminated, the Company agrees, to pay all costs, expenses, fees and taxes incident to and in connection with: (i) the preparation, printing, filing and distribution of the Pricing Disclosure Package and the Offering Memorandum (including, without limitation, financial statements and exhibits) and all amendments and supplements thereto (including the fees, disbursements and expenses of the Company’s accountants and counsel, but not, however, legal fees and expenses of the Initial Purchasers’ counsel incurred in connection therewith); (ii) the preparation, printing (including, without limitation, word processing and duplication costs) and delivery of this Agreement, the Indenture, the Replacement Capital Covenant, all Blue Sky memoranda and all other agreements, memoranda, correspondence and other documents printed and delivered in connection therewith and with the Exempt Resales (but not, however, legal fees and expenses of the Initial Purchasers’ counsel incurred in connection with any of the foregoing other than fees of such counsel plus reasonable disbursements incurred in connection with the preparation, printing and delivery of such Blue Sky memoranda); (iii) the issuance and delivery by the Company of the Notes and any taxes payable in connection therewith; (iv) the qualification of the Notes for offer and sale under the securities or Blue Sky laws of the several states (including, without limitation, the reasonable fees and disbursements of your counsel relating to such registration or qualification); (v) the furnishing of such copies of the Pricing Disclosure Package and the Offering Memorandum, and all amendments and supplements thereto, as may be reasonably requested for use in connection with the Exempt Resales; (vi) the preparation of certificates for the Notes (including, without limitation, printing and engraving thereof); (vii) the approval of the Notes by DTC for “book-entry” transfer (including fees and expenses of counsel); (viii) the rating of the Notes; (ix) the obligations of the Trustee, any agent of the Trustee and the counsel, if any for the Trustee in connection with the Indenture and the Notes; (x) the performance by the Company of their other obligations under this Agreement; and (xi) all travel expenses (including expenses related to chartered aircraft) of each Initial Purchaser and the Company’s officers and employees and any other expenses of each Initial Purchaser and the Company in connection with attending or hosting meetings with prospective purchasers of the Notes.
     7. Conditions to Initial Purchasers’ Obligations. The respective obligations of the Initial Purchasers hereunder are subject to the accuracy, when made and on and as of the Closing Date, of the representations and warranties of the Company contained herein, to the performance by the Company of its obligations hereunder, and to each of the following additional terms and conditions:
          (a) The Initial Purchasers shall not have discovered and disclosed to the Company on or prior to the Closing Date that the Pricing Disclosure Package or the Offering Memorandum, or any amendment or supplement thereto, contains an untrue statement of a fact which, in the opinion of Simpson Thacher & Bartlett LLP, counsel to the Initial Purchasers, is material or omits to state a fact which, in the opinion of such counsel, is material and is necessary to make the statements therein not misleading.
          (b) All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Notes, the Indenture, the Pricing Disclosure Package and the Offering Memorandum, and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for the Initial Purchasers, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

          (c) Cravath, Swaine & Moore LLP shall have furnished to the Initial Purchasers its written opinion, as counsel to the Company, addressed to the Initial Purchasers and dated the Closing Date, substantially in the form of Exhibit B hereto.
          (d) The internal Counsel of the Company shall have furnished to the Initial Purchasers its written opinion, addressed to the Initial Purchasers and dated the Closing Date, substantially in the form of Exhibit C hereto.
          (e) The Initial Purchasers shall have received from Simpson Thacher & Bartlett LLP, counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Notes, the Offering Memorandum and other related matters as the Initial Purchasers may reasonably require, and the Company shall have furnished to such counsel such documents and information as they reasonably request for the purpose of enabling them to pass upon such matters.
          (f) At the time of execution of this Agreement, the Initial Purchasers shall have received from Ernst & Young LLP a letter, in form and substance satisfactory to the Initial Purchasers, addressed to the Initial Purchasers and dated the date hereof (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 101 of the AICPA’s Code of Professional Conduct and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in each of the Pricing Disclosure Package and the Preliminary Offering Memorandum, as of a date not more than three days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information in the Pricing Disclosure Package and the Preliminary Offering Memorandum and (iii) covering such other matters as are ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings.
          (g) With respect to the letter of Ernst & Young LLP referred to in the preceding paragraph and delivered to the Initial Purchasers concurrently with the execution of this Agreement (the “initial letter”), the Company shall have furnished to the Initial Purchasers a letter (the “bring-down letter”) of such accountants, addressed to the Initial Purchasers and dated the Closing Date (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 101 of the AICPA’s Code of Professional Conduct, (ii) stating, as of the Closing Date (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in each of the Pricing Disclosure Package or the Preliminary Offering Memorandum, as of a date not more than three days prior to the date of the Closing Date), the conclusions and findings of such firm with respect to the financial information in the Offering Memorandum and other matters covered by the initial letter and (iii) confirming in all material respects the conclusions and findings set forth in the initial letter.
          (h) Neither the Company nor any of its subsidiaries shall have sustained, since the date of the latest audited financial statements included in the Pricing Disclosure Package, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Disclosure Package; and, since such date, there shall not have been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the condition (financial or otherwise), results of operations, stockholders’ equity, properties, management, business or prospects of the Company and its subsidiaries, taken as a whole.
          (i) The Company shall have furnished or caused to be furnished to the Initial Purchasers on the Closing Date certificates of officers of the Company satisfactory to the Initial Purchasers as to such matters as the Representatives may reasonably request, including, without limitation, a statement that:
(i)	The representations and warranties of the Company in Section 2 are true and correct on and as of the Closing Date, and the Company has complied with all its agreements contained herein and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date;

(ii)	They have carefully examined the Pricing Disclosure Package and the Offering Memorandum, and, in their opinion, the Pricing Disclosure Package, as of the Applicable Time and as of the Closing Date, and the Offering Memorandum, as of its date and as of the Closing Date, did not and do not contain any untrue statement of a material fact and did not and do not omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(iii)	Subsequent to the date of the most recent financial statements contained in the Pricing Disclosure Package, there has not been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the condition (financial or otherwise), results of operations, stockholders’ equity, properties, management, business or prospects of the Company and its subsidiaries, taken as a whole.
          (j) Subsequent to the execution and delivery of this Agreement there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the Company’s debt securities or the Company’s financial strength or claims-paying ability by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act;

          (k) The Company and the Trustee shall have executed and delivered the Indenture, and the Initial Purchasers shall have received an original copy thereof, duly executed by the Company and the Trustee.
          (l) The Company shall have executed and delivered the Replacement Capital Covenant, and the Initial Purchasers shall have received an original copy thereof, duly executed by the Company.
          (m) Subsequent to the execution and delivery of this Agreement there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange, the Nasdaq National Market or the American Stock Exchange or in the over-the-counter market, or trading in any securities of the Company on any exchange or in the over-the-counter market, has been suspended or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction; (ii) a material disruption in securities settlement, payment or clearance services in the United States; (iii) a banking moratorium has been declared by Federal or state authorities; (iv) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity, crisis or emergency if, in the judgment of the Initial Purchasers, the effect of any such attack, outbreak, escalation, act, declaration, calamity, crisis or emergency makes it impractical or inadvisable to proceed with completion of the offering or sale of and payment for the Notes; or (v) the occurrence of any other calamity, crisis (including without limitation as a result of terrorist activities), or material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such) as to make it, in the judgment of the Initial Purchasers, impracticable or inadvisable to proceed with offering or delivery of the Notes being delivered on the Closing Date or that, in the judgment of the Initial Purchasers, would materially and adversely affect the financial markets or the markets for the Notes and other debt securities.
          All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.
     8. Indemnification and Contribution.
          (a) The Company hereby agrees to indemnify and hold harmless each Initial Purchaser, its directors, officers and employees and each person, if any, who controls any Initial Purchaser within the meaning of the Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Notes), to which that Initial Purchaser, director, officer, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in the Pricing Disclosure Package or the Offering Memorandum or in any amendment or supplement thereto, (B) in any Blue Sky application or other document prepared or executed by the Company (or based upon any written information furnished by the Company) specifically for the purpose of qualifying any or all of the Notes under the securities laws of any state or other jurisdiction (any such application, document or information being hereinafter called a “Blue Sky Application”) or (C) in any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Notes, including any roadshow or investor presentations made to investors by the Company (whether in person or electronically) (“Marketing Materials”), and any Issuer Written Communications or (ii) the omission or alleged omission to state in the Pricing Disclosure Package or the Offering Memorandum, or in any amendment or supplement thereto, or in any Blue Sky Application, any Marketing Materials or any Issuer Written Communications, any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and shall reimburse each Initial Purchaser and each such director, officer, employee or controlling person promptly upon demand for any legal or other expenses reasonably incurred by that Initial Purchaser, director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in the Pricing Disclosure Package or the Offering Memorandum, or in any such amendment or supplement thereto, or in any Blue Sky Application or in any Marketing Materials, in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Initial Purchaser specifically for inclusion therein, which information consists solely of the information specified in Section 8(e). The foregoing indemnity agreement is in addition to any liability that the Company may otherwise have to any Initial Purchaser or to any director, officer, employee or controlling person of that Initial Purchaser.
          (b) Each Initial Purchaser, severally and not jointly, hereby agrees to indemnify and hold harmless the Company, its officers and employees, each of its directors, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which the Company or any such director, officer, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in the Pricing Disclosure Package or the Offering Memorandum or in any amendment or supplement thereto, (B) in any Blue Sky Application, or (C) in any Marketing Materials or (ii) the omission or alleged omission to state in the Pricing Disclosure Package or the Offering Memorandum, or in any amendment or supplement thereto, or in any Blue Sky Application or in any Marketing Materials any material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Initial Purchaser specifically for inclusion therein, which information is limited to the information set forth in Section 8(e). The foregoing indemnity agreement is in addition to any liability that any Initial Purchaser may otherwise have to the Company or any such director, officer, employee or controlling person.

          (c) Promptly after receipt by an indemnified party under this Section 8 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under this Section 8 except to the extent it has been materially prejudiced by such failure and; provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under this Section 8. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Initial Purchasers shall have the right to employ counsel to represent jointly the Initial Purchaser and those other Initial Purchasers and their respective directors, officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Initial Purchasers against the Company under this Section 8 if, in the reasonable judgment of the Initial Purchasers, it is advisable for the Initial Purchasers and those directors, officers, employees and controlling persons to be jointly represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the Company. No indemnifying party shall (i) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (A) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party, or (ii) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with the consent of the indemnifying party or if there be a final judgment of the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.
          (d) If the indemnification provided for in this Section 8 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Section 8(a) or 8(b) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Initial Purchasers on the other with respect to the statements or omissions that resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Initial Purchasers on the other with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Notes purchased under this Agreement (before deducting expenses) received by the Company on the one hand, and the total underwriting discounts and commissions received by the Initial Purchasers with respect to the Notes purchased under this Agreement, on the other hand, bear to the total gross proceeds from the offering of the Notes under this Agreement as set forth on the cover page of the Offering Memorandum. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Initial Purchasers, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Initial Purchasers agree that it would not be just and equitable if contributions pursuant to this Section 8(d) were to be determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 8(d) shall be deemed to include, for purposes of this Section 8(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8(d), no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Notes initially purchased by it were offered to the Eligible Purchasers exceeds the amount of any damages that such Initial Purchaser has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute as provided in this Section 8(d) are several in proportion to their respective underwriting obligations and not joint.
          (e) The Initial Purchasers severally confirm and the Company acknowledges that the statements with respect to the offering of the Notes by the Initial Purchasers set forth in the eighth and ninth paragraphs under the caption “Plan of Distribution,” in the Offering Memorandum are correct and constitute the only information concerning such Initial Purchasers furnished in writing to the Company by or on behalf of the Initial Purchasers specifically for inclusion in the Pricing Disclosure Package and the Offering Memorandum or in any amendment or supplement thereto.
     9. Defaulting Initial Purchasers. If, on the Closing Date, any Initial Purchaser defaults in the performance of its obligations under this Agreement, the remaining non-defaulting Initial Purchasers shall be obligated to purchase the Notes that the defaulting Initial Purchaser agreed but failed to purchase on the Closing Date in the respective proportions that the number of Notes set opposite the name of each remaining non-defaulting Initial Purchaser in Schedule I hereto bears to the aggregate principal amount of Notes set opposite the names of all the remaining non-defaulting Initial Purchasers in Schedule I hereto; provided, however, that the remaining non-defaulting Initial Purchasers shall not be obligated to purchase any of the Notes on the Closing Date if the aggregate principal amount of Notes that the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase on such date exceeds 9.09% of the total number of Notes to be purchased on the Closing Date, and any remaining non-defaulting Initial Purchasers shall not be obligated to purchase more than 110% of the aggregate principal amount of Notes that it agreed to purchase on the Closing Date pursuant to the terms of Section 3. If the foregoing maximums are exceeded, the remaining non-defaulting Initial Purchasers, or those other Initial Purchasers satisfactory to the Initial Purchasers who so agree, shall have the right, but shall not be obligated, to purchase, in such proportion as may be agreed upon among them, all the Notes to be purchased on the Closing Date. If the remaining Initial Purchasers or other Initial Purchasers satisfactory to the Initial Purchasers do not elect to purchase the Notes that the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase on the Closing Date, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or the Company, except that the Company will continue to be liable for the payment of expenses to the extent set forth in Sections 6 and 11. As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context requires otherwise, any party not listed in Schedule I hereto that, pursuant to this Section 9, purchases Notes that a defaulting Initial Purchaser agreed but failed to purchase.
          Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Company for damages caused by its default. If other Initial Purchasers are obligated or agree to purchase the Notes of a defaulting or withdrawing Initial Purchaser, either the remaining Initial Purchasers or the Company may postpone the Closing Date for up to seven full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Initial Purchasers may be necessary in the Pricing Disclosure Package, the Offering Memorandum or in any other document or arrangement.
     10. Termination. The obligations of the Initial Purchasers hereunder may be terminated by the Initial Purchasers by notice given to and received by the Company prior to delivery of and payment for the Notes if, prior to that time, any of the events described in Sections 7(h), 7(j) or 7(n) shall have occurred or if the Initial Purchasers shall decline to purchase the Notes for any reason permitted under this Agreement.
     11. Reimbursement of Initial Purchasers’ Expenses. If the Company fails to tender the Notes for delivery to the Initial Purchasers by reason of any failure, refusal or inability on the part of the Company to perform any agreement on its part to be performed, or because any other condition of the obligations hereunder required to be fulfilled by the Company is not fulfilled, the Company shall reimburse the Initial Purchasers for all reasonable out-of-pocket expenses (including fees and disbursements of counsel) incurred by the Initial Purchasers in connection with this Agreement and the proposed purchase of the Notes, and upon demand the Company shall pay the full amount thereof to the Initial Purchasers. If this Agreement is terminated pursuant to Section 9 by reason of the default of one or more Initial Purchasers, the Company shall not be obligated to reimburse any defaulting Initial Purchaser on account of those expenses.
     12. No Fiduciary Duty. Notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Initial Purchasers, the Company acknowledges and agrees that: (i) nothing herein shall create a fiduciary or agency relationship between the Company, on the one hand, and the Initial Purchasers, on the other; (ii) the Initial Purchasers are not acting as advisors, expert or otherwise, to the Company in connection with this offering, sale of the Notes or any other services the Initial Purchasers may be deemed to be providing hereunder; (iii) the relationship between the Company, on the one hand, and the Initial Purchasers on the other, is entirely and solely commercial, based on arms-length negotiations; (iv) any duties and obligations that the Initial Purchasers may have to the Company shall be limited to those duties and obligations specifically stated herein; and (v) the Initial Purchasers and its affiliates may have interests that differ from those of the Company. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Initial Purchasers with respect to any breach or alleged breach of fiduciary duty in connection with this offering.
     13. Notices, etc. All statements, requests, notices and agreements hereunder shall be in writing, and:
          (a) if to any Initial Purchaser, shall be delivered or sent by hand delivery, mail, telex, overnight courier or facsimile transmission to:
(i)	J.P. Morgan Securities 270 Park Avenue New York, New York 10017 Attention: High Grade Syndicate Fax: 212-834-6081

(ii)	Lehman Brothers Inc. 745 Seventh Avenue New York, New York 10019 Attention: Debt Capital Markets, Financial Institutions Group Fax: 646-834-8133.

with a copy to the General Counsel at the same address
          (b) if to the Company, shall be delivered or sent by mail, telex, overnight courier or facsimile transmission to Symetra Financial Corporation, PO Box 34690 Seattle, Washington 98124-1690, Attention: General Counsel (Fax: 425-256-8780), with a copy to Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019 Attention: William J. Whelan (Fax: 212-474-3700);
          Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof. The Company shall be entitled to act and rely upon any request, consent, notice or agreement given or made on behalf of the Initial Purchasers by J.P. Morgan Securities.

     14. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Company, and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that the representations, warranties, indemnities and agreements of the Company contained in this Agreement shall also be deemed to be for the benefit of directors, officers and employees of the Initial Purchasers and each person or persons, if any, controlling any Initial Purchaser within the meaning of Section 15 of the Securities Act. Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 13, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.
     15. Survival. The respective indemnities, representations, warranties and agreements of the Company and the Initial Purchasers contained in this Agreement or made by or on behalf on them, respectively, pursuant to this Agreement, shall survive the delivery of and payment for the Notes and shall remain in full force and effect, regardless of any investigation made by or on behalf of any of them or any person controlling any of them.
     16. Definition of the Terms “Business Day” and “Subsidiary.” For purposes of this Agreement, (a) “business day” means any day on which the New York Stock Exchange, Inc. is open for trading and (b) “subsidiary” has the meaning set forth in Rule 405 under the Securities Act.
     17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York.
     18. Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.
     19. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

          If the foregoing correctly sets forth the agreement among the Company and the Initial Purchasers, please indicate your acceptance in the space provided for that purpose below.

Very truly yours, SYMETRA FINANCIAL CORPORATION
By
	Name:	Margaret A. Meister
	Title:	Executive Vice President and Chief Financial Officer

Accepted:

J.P. Morgan Securities Inc.
Lehman Brothers Inc.

By J.P. Morgan Securities Inc.

By
Authorized Signatory

For itself and the other Representatives and Initial Purchasers named in Schedule I to the foregoing Agreement

SCHEDULE I

Principal
Amount of
Notes
to be
Initial Purchasers	Purchased
J.P. Morgan Securities Inc.	$60,000,000
Lehman Brothers Inc.	60,000,000
Banc of America Securities LLC	12,000,000
BNY Capital Markets, Inc.	4,500,000
Mitsubishi UFJ Securities International plc	4,500,000
Piper Jaffray & Co.	4,500,000
UBS Securities LLC	4,500,000
4,500,000

Total	$150,000,000

SCHEDULE II
1. The “electronic road show” found at www.netroadshow.com

SCHEDULE III
SYMETRA FINANCIAL CORPORATION
Pricing Term Sheet
October 4, 2007
Symetra Financial Corporation
$150,000,000
Capital Efficient Notes due 2067

Issuer:	Symetra Financial Corporation (“Symetra”)

Securities:	Capital Efficient Notes (“CENts”)

Legal Format:	Rule 144A and Regulation S

Aggregate Principal Amount:	$150,000,000

Principal Amount per CENt:	$1,000

CUSIP/ISIN:		CUSIP	ISIN
	Rule 144A	87151QAB2	US87151QAB23
	Regulation S	U79664AB1	USU79664AB19

Ratings:	Moody’s Investors Service: Baa3 Standard & Poor’s: BB Fitch Ratings: BBB

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigned rating agency.

Trade Date:	October 4, 2007

Settlement Date:	October 10, 2007 (T+3)

Scheduled Maturity Date:	October 15, 2037, subject to the repayment provisions described in the preliminary offering memorandum.

Final Maturity Date:	October 15, 2067

Interest Rate from and including Settlement Date to but not including October 15, 2017:	8.30%

Interest Payment Dates to and including October 15, 2017:	Payable semi-annually in arrears on each April 15 and October 15 of each year, beginning April 15, 2008, to and including October 15, 2017.

Day Count Convention from and including Settlement Date to but not including October 15, 2017:	30/360

Interest Rate from and including October 15, 2017:	Three-month LIBOR plus 4.177%

Interest Payment Dates after October 15, 2017:	Payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning January 15, 2018.

Date Day Count Convention after October 15, 2017:	Actual/360

Reference Treasury Benchmark:	4.750% due August 15, 2017

Treasury Rate:	4.52%

Spread to Benchmark Treasury:	380 basis points (3.80%)

Default 3-month LIBOR for the Quarterly Interest Period beginning on October 15, 2017:	5.24%

Redemption:	Symetra may redeem the CENts at any time subject to the

conditions described in the preliminary offering memorandum.

Redemption Price:	Symetra may redeem the CENts in whole or in part, on October 15, 2017 and on each Interest Payment Date thereafter at a redemption price equal to 100% of the principal amount of the CENts so redeemed plus any accrued and unpaid interest, including deferred interest, in respect of such CENts.

Symetra may redeem the CENts prior to October 15, 2017 (i) in whole or in part at any time at the redemption price equal to 100% of the principal amount of the CENts so redeemed or, if greater, a make-whole price as described below, in either case plus accrued and unpaid interest, including deferred interest, through the date of redemption or (ii) in whole but not in part within 90 days after the occurrence of a “special event” at a redemption price equal to 100% of the principal amount of the CENts so redeemed or, if greater a special event make-whole price calculated as described below, in either case plus accrued and unpaid interest, including deferred interest, through the date of redemption. A special event is a “tax event” or a “rating agency event” in each case as described in the preliminary offering memorandum.

“Make-whole price” and “special event make-whole price” each mean the present value of scheduled payments of principal and interest on the CENts being redeemed from the redemption date to October 15, 2017, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate (as defined in the preliminary offering memorandum) plus the applicable rate; provided that the “applicable rate” shall mean, in the case of a redemption in connection with a special event, 0.50%, and in all other cases of an early redemption prior to October 15, 2017, 0.50%.

Interest Deferral Provision:	Symetra may defer payments on the CENts for one or more consecutive interest periods that do not exceed ten years as described in the preliminary offering memorandum.

Share Cap:	115,000,000 shares

Offering Price:	99.864%

Use of Proceeds:	Special cash dividend

Aggregate Net Proceeds (after deducting initial purchasers’ fees and estimated expenses):	$146,796,000

Sole Structuring Advisor:	J.P. Morgan Securities Inc.

Joint Book-Running Managers:	J.P. Morgan Securities Inc. ($60,000,000) and Lehman Brothers Inc. ($60,000,000)

Additional Initial Purchasers:	Banc of America Securities LLC ($12,000,000), BNY Capital Markets, Inc. ($4,500,000), Mitsubishi UFJ Securities International plc ($4,500,000), Piper Jaffray & Co. ($4,500,000) and UBS Securities LLC ($4,500,000)
     THE OFFER AND SALE OF THE NOTES HAVE NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION. OFFERS AND SALES OF THE NOTES WILL BE MADE ONLY TO QUALIFIED INSTITUTIONAL BUYERS IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT AND CERTAIN NON-U.S. PERSONS IN TRANSACTIONS OUTSIDE THE UNITED STATES IN RELIANCE ON REGULATION S UNDER THE SECURITIES ACT. THE NOTES ARE NOT TRANSFERABLE EXCEPT IN ACCORDANCE WITH THE RESTRICTION DESCRIBED IN THE PRELIMINARY OFFERING MEMORANDUM UNDER “TRANSFER RESTRICTIONS.”

             You may obtain a copy of the Preliminary Offering Memorandum and Final Offering Memorandum (when available) for this transaction from J.P. Morgan Securities Inc. and Lehman Brothers Inc. by calling your J.P. Morgan or Lehman Brothers sales representatives.

Exhibit A
Form of Company Counsel Opinion
          The counsel of the Company shall have furnished to the Initial Purchasers its written opinion, as counsel to the Company, addressed to the Initial Purchasers and dated the Closing Date, in form and substance reasonably satisfactory to the Representatives, to the effect that:
               1. Based solely on a certificate from the Secretary of State of the State of Delaware, the Company is a corporation validly existing and in good standing under the laws of the State of Delaware, with all necessary corporate power and authority to own, lease and operate its properties and conduct its businesses as described in the Offering Memorandum.
               2. Assuming (i) the accuracy of, and compliance with, the representations, warranties and covenants of the Company in Section 2 of the Purchase Agreement, (ii) the accuracy of, and compliance with, the representations, warranties and covenants of the Initial Purchasers in Section 3 of the Purchase Agreement, (iii) the accuracy of the representations and warranties of each of the purchasers to whom the Initial Purchasers initially resell the CENts, as specified under the heading “Transfer Restrictions” in the Offering Memorandum, (iv) the compliance by the Initial Purchasers with the offering and transfer procedures and restrictions described in the Offering Memorandum and (v) receipt by the purchasers to whom the Initial Purchasers initially resell the CENts of a copy of the Specified Disclosure Package prior to such sale, it is not necessary in connection with the offer, sale and delivery of the CENts or in connection with the initial resale of such CENts in the manner contemplated by the Purchase Agreement and the Offering Memorandum to register the CENts under the Securities Act, and it is not necessary to qualify the Indenture under the Trust Indenture Act of 1939, as amended, it being understood that no opinion is expressed as to any subsequent resale of any CENts.
               3. The CENts and the Replacement Capital Covenant conform in all material repsects to the description thereof contained in the Offering Memorandum and the Specified Disclosure Package.
               4. Based solely on the certificate dated the date hereof, from an officer of the Company, attached as Exhibit C hereto, the Company is not required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
               5. The statements made in the Offering Memorandum and the Specified Disclosure Package under the captions “Description of the CENts” and “Replacement Capital Covenant,” insofar as they purport to constitute summaries of the terms of the CENts and the Indenture and the Replacement Capital Covenant, respectively, and under the caption “Certain United States Federal Income Tax Consequences,” insofar as they purport to describe the material tax consequences of an investment in the CENts, fairly summarize the matters therein described.

A-1

               6. The Purchase Agreement has been duly authorized, executed and delivered by the Company.
               7. The Indenture has been duly authorized, executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law); and the CENts have been duly authorized and executed by the Company and, when executed and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers pursuant to the Purchase Agreement, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).
               8. The issuance and sale by the Company of the CENts and the consummation of the transactions contemplated by the CENts Documents and the performance by the Company of its obligations under the CENts Documents (i) do not violate the Certificate of Incorporation or Amended and Restated By-laws of the Company, (ii) do not result in a breach of or constitute a default under the express terms and conditions of any Specified Agreement, and (iii) will not violate any law, rule or regulation of the United States of America, the State of New York or the General Corporation Law of the State of Delaware. Our opinion in clause (ii) of the preceding sentence does not extend to compliance with any financial ratio or any limitation in any contractual restriction expressed as a dollar amount (or an amount expressed in another currency.) [We note that certain of the Specified Agreements are governed by laws other than New York law]; our opinions expressed herein are based solely upon our understanding of the plain language of such agreements, and we do not express any opinion with respect to the validity, binding nature or enforceability of any such agreement, and we do not assume any responsibility with respect to the effect on the opinions or statements set forth herein of any interpretation thereof inconsistent with such understanding.
               9. No authorization, approval or other action by, and no notice to, consent of, order of, or filing with, any United States Federal, New York State or, to the extent required under the General Corporation Law of the State of Delaware, Delaware governmental authority is required to be made or obtained by the Company for the consummation of the transactions contemplated by the Purchase Agreement, other than those that may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the CENts by the Initial Purchasers.

A-2

Exhibit B
Form of General Counsel Opinion
     The internal counsel of the Company shall have furnished to the Initial Purchasers its written opinion, as counsel to the Company, addressed to the Initial Purchasers and dated the Closing Date, in form and substance reasonably satisfactory to the Representatives, to the effect that:
     (i) Each of the Company and the Significant Subsidiary has been duly organized and is validly existing and in good standing as a corporation or other business entity under the laws of its jurisdiction of organization;
     (ii) Each of the Company and the Significant Subsidiary has all corporate power and corporate authority necessary to own or hold its respective properties and to conduct the businesses in which they are engaged; and
     (iii) All of the issued shares of capital stock of the Significant Subsidiary have been duly authorized and validly issued, and are fully paid and non-assessable. To the counsel’s knowledge, all of the issued shares of capital stock of the Significant Subsidiary are owned directly or indirectly by the Company, free and clear of any security interest, mortgage, pledge or lien.
     In addition, to the counsel’s knowledge and other than as disclosed in each of the Pricing Disclosure Package and the Offering Memorandum, there are no legal or governmental proceedings pending to which the Company or any of its Subsidiaries is a party or of which any property or assets of the Company or any of its Subsidiaries is the subject that, if determined adversely to the Company or any of its Subsidiaries, might have a material adverse effect on the condition (financial or otherwise), results of operations, stockholders’ equity, properties, management, business or prospects of the Company or any of its Subsidiaries; and, to the counsel’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

B-1